EXHIBIT 2.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and between
BROOKSIDE TECHNOLOGY HOLDINGS CORP.,
and
THE MICHAEL P. FISCHER IRREVOCABLE DELAWARE TRUST
UNDER AGREEMENT DATED APRIL 5, 2007,
MICHAEL P. FISCHER,
THE M. SCOTT DIAMOND IRREVOCABLE DELAWARE TRUST
UNDER AGREEMENT DATED APRIL 23, 2007,
AND
M. SCOTT DIAMOND

MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of this September 14th, 2007, is by and between BROOKSIDE TECHNOLOGY HOLDINGS CORP. (the “Purchaser”), and The Michael P. Fischer Irrevocable Delaware Trust under Agreement dated April 5, 2007, and The M. Scott Diamond Irrevocable Delaware Trust under Agreement dated April 23, 2007 [together, the “Members” and together with Michael P. Fischer (“Fischer”) and M. Scott Diamond (“Diamond”), the “Seller Group”].
RECITALS
     A. The Members are the registered and beneficial owners of all of the issued and outstanding membership interests (the “Interests”) of US Voice and Data, LLC, an Indiana limited liability company (the “Company”).
     B. The Members desire to sell to the Purchaser, and the Purchaser desires to purchase from the Members, all of the Interests, subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I DEFINITIONS
     “Accepted Expenses” has the meaning set forth in Section 2.5(a).
     “Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.
     “Agreement” has the meaning set forth in the preamble.
     “Ancillary Agreements” means the Escrow Agreement, Registration Rights Agreement, the Non-Competition Agreement to be signed by each member of the Seller Group, the Diamond Employment Agreement, the Fischer Employment Agreement, the Member Release and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser or the Seller Group in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
     “Annualized 2007 EBITDA” has the meaning set forth in Section 2.4(a).
     “Arbitration Firm” means a regional or national, reputable accounting firm unaffiliated with either the Purchaser, the Company or the Members during the two (2) years prior to the date of the dispute.

     “Cap” has the meaning set forth in Section 7.3(c).
     “Claims Notice” has the meaning set forth in Section 7.2(a).
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Balance” has the meaning set forth in Section 2.3(a).
     “Closing Balance Statement” has the meaning set forth in Section 2.3(a).
     “Closing Balance Target” means $1,058,000.00 or such other amount as the parties agree upon as provided in Section 2.3.
     “Closing Date” has the meaning set forth Section 3.1.
     “Closing Payment” has the meaning set forth in Section 2.2(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the recitals.
     “Contracts” means all contracts, agreements (including, without limitation, employment and non-competition agreements), leases (whether real or personal property), commitments, instruments, guarantees, bids, orders and proposals and all oral understandings.
     “Controlled Group” has the meaning set forth in Section 4.13(e).
     “Copyright” means all copyrights, copyrightable works, mask work rights, rights in databases, data collections, copyright registrations and applications for copyright registration and equivalents and counterparts of the foregoing.
     “Deductible” has the meaning set forth in Section 7.3(c).
     “Deposit” means Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in cash.
     “Diamond” has the meaning set forth in the preamble.
     “Diamond Employment Agreement” has the meaning set forth Section 3.2(d).
     “Domain Names” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, including, without limitation, any and all rights to the following names and domain names: http://www.usvoice-data.com.
     “Earnout Payment” has the meaning set forth in Section 2.5(a).
     “EBITDA” means the Company’s net income plus, federal and state corporate income tax (if applicable), interest expense, and depreciation, and amortization expense attributable to the Company’s operations only calculated in accordance with GAAP consistently applied in a manner consistent with Company’s past practices; provided, further that EBITDA shall not include overhead allocations of Purchaser.
     “EBITDA Statement” has the meaning set forth in Section 2.4.
     “EBITDA Target” means $2,366,000 or such other amount as the parties agree upon as provided in Section 2.4.
     “Employee Plan” or collectively, “Employee Plans” has the meaning set forth in Section 4.13(a).
     “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including, without limitation, any material or substance used in the physical structure of any building or improvement.
     “Environmental Condition” means any condition of the Environment with respect to the Real Property, with respect to any property previously owned, leased or operated by the Company to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company prior to the Closing Date has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results, or could possibly result: in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability.
     “Environmental Law” means any federal, state or local law, regulation, rule, ordinance, common law, policy or guideline relating to the health, safety or protection of the Environment, Releases of Hazardous Materials into the Environment, workplace safety or injury to persons relating to Releases of Hazardous Materials into the Environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agreement” has the meaning set forth in Section 2.5(b).
     “Estimated Closing Balance” has the meaning set forth in Section 2.3(a).
     “Estimated Closing Balance Statement” has the meaning set forth in Section 2.3(a).
     “Expiration Date” has the meaning set forth in Section 7.3(a).
     “Excluded Representations” has the meaning set forth in Section 7.3(a).
     “Extraordinary Expense” has the meaning set forth in Section 2.5(a).
     “Family Affiliate” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister- in-law, including adoptive relationships, of any Person.
     “Financial Statements” has the meaning set forth in Section 4.19(a).
     “Financing” has the meaning set forth in Section 5.8.

     “Financing Commitments” has the meaning set forth in Section 5.8.
     “First Acceptance Notice” has the meaning set forth in Section 2.5(b).
     “First Calculation Period” has the meaning set forth in Section 2.5(a)(i).
     “First Calculation Statement” has the meaning set forth in Section 2.5 (b).
     “First Dispute Notice” has the meaning set forth in Section 2.5(c).
     “First Target” has the meaning set forth in Section 2.5(a)(i).
     “Fischer” has the meaning set forth in the preamble.
     “Fischer Employment Agreement” has the meaning set forth Section 3.2(e).
     “Floor Price” means One Dollar ($1.00) per Share.
     “Fourth Acceptance Notice” has the meaning set forth in Section 2.5(h).
     “Fourth Calculation Period” has the meaning set forth in Section 2.5(a)(iv).
     “Fourth Calculation Statement” has the meaning set forth in Section 2.5 (iv)(b).
     “Fourth Dispute Notice” has the meaning set forth in Section 2.5(i).
     “Fourth Target” has the meaning set forth in Section 2.5(a)(iv).
     “GAAP” has the meaning set forth in Section 2.3.
     “Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for deposit or collection in the Ordinary Course of Business. The term “Guarantee” used as a verb has a correlative meaning.
     “Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance,

contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or which could give rise to, liability under any Environmental Law.
     “Indebtedness” of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non- compete payments, or (vi) under interest rate swap, hedging or similar agreements or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) any and all amounts owed by the Company to any of their Affiliates, including, without limitation, the Members, and (C) any and all bonuses or incentive payments owed by the Company to any of their employees.
     “Indemnified Party” has the meaning set forth in Section 7.2(a).
     “Indemnifying Party” has the meaning set forth in Section 7.2(a).
     “Intellectual Property” means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.
     “Interests” has the meaning set forth in the recitals.
     “Interim Financial Statements” has the meaning set forth in Section 4.19(a).
     “Investment” means any equity interest, directly or indirectly, in any Person.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means the actual knowledge of Diamond and Fischer, or knowledge obtained or obtainable by any of the foregoing in the exercise of commercially reasonable diligence in the normal course of business or conduct of duties.
     “Law” means any law, statute, code, ordinance, regulation, interpretation, ruling or other requirement of any Governmental Authority.
     “Leased Real Property” has the meaning set forth in Section 4.7(b).
     “Liability Claim” has the meaning set forth in Section 7.2(a).
     “Liens” has the meaning set forth in Section 2.1.
     “Litigation Conditions” has the meaning set forth in Section 7.2(b).

     “Losses” has the meaning set forth in Section 7.1.
     “Material Adverse Change” shall mean any change, event, violation, inaccuracy, circumstance, or effect that is, or could reasonably expected to be, materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations or business prospects of the Company taken as whole or on the ability of the Members to consummate timely the transactions contemplated herein.
     “Material Customers” has the meaning set forth in Section 4.27(a).
     “Material Suppliers’’ has the meaning set forth in Section 4.27(b).
     “Members” has the meaning set forth in the preamble.
     “Member Release” has the meaning set forth in Section 3.2(f).
     “Non-Competition Agreement” has the meaning set forth in Section 3.2(c).
     “Objectionable Expenses” has the meaning set forth in Section 2.5(a).
     “Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.
     “Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).
     “Other Jurisdictions” has the meaning set forth in Section 4.30.
     “Owned Real Property” has the meaning set forth in Section 4.7(a).
     “Patents” means all patents, industrial and utility models, industrial designs, certificates of invention and other indicia of invention ownership issued or granted by any Governmental Authority, and all applications, provisionals, reissues, re-examinations, extensions, divisions, continuations (in whole or in part) and equivalents and counterparts of the foregoing.
     “Permit” means any environmental permit, license, approval, consent or authorization issued by a federal, state or local governmental authority.
     “Permitted Liens” means Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date.
     “Person”means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Purchaser” has the meaning set forth in the preamble.
     “Purchaser’s Business” has the meaning set forth in Section 8.l(a).

     “Purchaser’s Confidential Information” has the meaning set forth in Section 8.l(a).
     “Real Property” means any and all real property and interests in real property of the Company, including the Owned Real Property and the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.
     “Real Property Leases” has the meaning set forth in Section 4.7(b).
     “Registration Rights Agreement” has the meaning set forth in Section 3.2(g).
     “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.
     “Republic Bank Calculation” has the meaning set forth in Section 2.2(b).
     “Republic Bank Estimated Payment” has the meaning set forth in Section 2.2(b).
     “Republic Bank Net Profit” has the meaning set forth in Section 2.2(b).
     “Returns” means all Tax returns, statements, reports and forms (including estimated Tax or information returns and reports).
     “SEC” has the meaning set forth in Section 6.7(a).
     “Second Acceptance Notice” has the meaning set forth in Section 2.5(d).
     “Second Calculation Period” has the meaning set forth in Section 2.5(a)(ii).
     “Second Calculation Statement” has the meaning set forth in Section 2.5(d).
     “Second Dispute Notice” has the meaning set forth in Section 2.5(e).
     “Second Target” has the meaning set forth in Section 2.5(a)(ii).
     “Securities Act” has the meaning set forth in Section 6.1.
     “Seller Group” has the meaning set forth in the preamble.
     “Selling Expenses” means all unpaid costs, fees and expenses of outside professionals incurred by the Company relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal fees, accounting, tax, investment banking fees and expenses.
     “Share” or “Shares” means one or more shares of common stock of the Purchaser, $0.001 par value per share.

     “Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed.
     “Subsidiary” means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Company, by one or more directly or indirectly wholly or partially owned subsidiaries of the Company or by the Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.
     “Tangible Personal Property” has the meaning set forth in Section 4.7(c).
     “Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, GST, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, whether disputed or not, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability of the Company for the payment of any amounts as a result of being a party to any tax sharing agreements or arrangements (whether or not written) binding on the Company or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
     “Tax Matter” has the meaning set forth in Section 6.3.
     “Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.
     “Third Acceptance Notice” has the meaning set forth in Section 2.5(f).
     “Third Calculation Period” has the meaning set forth in Section 2.5(a)(iii).
     “Third Calculation Statement” has the meaning set forth in Section 2.5(f).
     “Third Dispute Notice” has the meaning set forth in Section 2.5(f).
     “Third Target” has the meaning set forth in Section 2.5(a)(iii).
     “Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage or injury to health, safety or the Environment that might result from such Release.
     “Trademarks” means all trademarks, trade names, fictitious business names, service marks, certification marks, collective marks and other proprietary rights to words, names, slogans, symbols, logos, devices, sounds, other things or combination thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations, renewals and applications for registration, equivalents and counterparts of the foregoing, and the goodwill of the Company associated with each of the foregoing.
     “Trade Secrets” means all inventions, discoveries, ideas, processes, designs, models, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software code, technical information, data and databases, drawings and blueprints, and all other information and materials that would constitute a trade secret under applicable law.
     “Trading Market’’ means the following markets or exchanges on which the Shares are listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.
     “Uncollectible Accounts” means accounts receivable that are over ninety (90) days old on the date of the Closing Balance Statement.
     “VWAP” means the price determined by the first of the following clauses that applies: (a) if the Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Shares for the ten (10) consecutive trading days ending one (1) trading day before the conversion notice is delivered on the Trading Market on which the Shares are then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Shares for the ten (10) consecutive trading days ending one (1) trading day before the conversion notice is delivered on the OTC Bulletin Board; (c) if the Shares are not then quoted for trading on the OTC Bulletin Board and if prices for the Shares are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average bid price per Share so reported for the last ten (10) trades before the conversion notice is delivered; or (d) in all other cases, the fair market value of a Share as determined by an independent appraiser selected together by the Members and the Purchaser.
ARTICLE II PURCHASE AND SALE
     2.1 Purchase and Sale of the Interests. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase from the Members and the Members shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Interests, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Interests (collectively, the “Liens”).

     2.2 Purchase Price. In full consideration for the transfer of the Interests, and the members of the Seller Group entering into the form of Non-Competition Agreement attached as Exhibit A hereto, at the Closing the Purchaser shall pay or cause to be paid to the Members and the Seller Group, subject to the adjustments set forth below, and less any and all outstanding Indebtedness and Selling Expenses of the Company as of the Closing Date, the following (the “Purchase Price”):
     (a) Closing Payment. The Purchaser shall pay Nine Million and No/100 Dollars ($9,000.000.00) at Closing in immediately available funds less the Deposit previously paid by the Purchaser (the “Closing Payment”). The Closing Payment shall be payable to the Members and the Seller Group as set forth on Schedule 2.2(a) hereto and shall include the One Hundred Thousand and No/100 Dollars ($100,000.00) being paid in full consideration of the Seller Group entering into the form of Non-Competition Agreement attached hereto as Exhibit A.
     (b) Republic Bank Net Profit. The Purchaser shall pay to the Members the net profit (revenue actually received by the Company after deduction of all related costs and expenses, including without limitation all related costs of goods sold, selling, general and administrative expenses, shipping and freight expenses, and taxes, all calculated in accordance with GAAP and in a manner consistent with the Company’s past practices) to the Company from sale by the Company to Republic Bank of the Company’s services and products from the inception of its agreement with Republic Bank through the Closing Date (“Republic Bank Net Profit”). To satisfy this obligation, at Closing, Purchaser shall pay to the Members Seven Hundred Eighty Eight Thousand Four Hundred Two and No/100 Dollars ($788,402.00), which represents an estimate of the Republic Bank Net Profit through July 31, 2007 (the “Republic Bank Estimated Payment,”). Within ninety (90) days after the Closing Date, the Seller Group shall prepare and deliver, or cause to be prepared and delivered, to the Purchaser a calculation of the Republic Bank Net Profit (the “Republic Bank Calculation”), prepared in accordance with GAAP and in a manner consistent with the Company’s past practices. The Purchaser shall thereafter have the right to review and accept or dispute the Republic Bank Calculation, and the Republic Bank Calculation shall thereafter be determined using the same protocol established in Section 2.3(c), and once so finalized, any discrepancy between the Republic Bank Net Profit and the Republic Bank Estimated Payment shall be paid using the same protocol established in Section 2.3(d) and (e), with respect to the Closing Balance Purchase Price Adjustment. The Republic Bank Net Profit shall be payable to and allocated between the Members in the same proportions as the Closing Payment.
     (c) Post-Closing Payments. After Closing, the Purchaser shall deliver to the Members in the proportions set forth on Schedule 2.2(a) hereto, additional consideration as follows:
i.	Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) on the six month anniversary of the Closing Date, payable in cash;

ii.	Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) on the 12 month anniversary of the Closing Date, payable in cash;

iii.	Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) on the 18 month anniversary of the Closing Date, payable in cash; and

iv.	Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) on the 24 month anniversary of the Closing Date, payable in cash.
     In the event any of the post-closing payments required by this Agreement are not paid when due, the amount that was required to be paid but which has not been paid shall accrue interest at an annual interest rate of 12% until the date it is paid.
     (d) Pre-Payment/Acceleration. Any of the foregoing post-closing payments may be prepaid by the Purchaser at any time without penalty. The post-closing payments are part of the Purchase Price and are not subject to any post-closing event or dependent upon any post-closing condition whatsoever. However, if, during the employment period of Michael Fischer and/or Scott Diamond, the Purchaser shall terminate either or both of their employment without “Cause,” or should either or both of them terminate their respective employment because of “Constructive Termination,” as such terms are defined in their respective Employment Agreements, then in either of such events, any and all unpaid Post Closing Payments referred to in Section 2.2 (c) shall be deemed to be, whereupon the same shall be, immediately due and payable in full, whereupon Purchaser shall pay to the applicable Member [the Fischer Trust if the termination without Cause or Constructive Termination is Fischer, and the Diamond Trust if the termination without Cause or Constructive Termination is Diamond] all of the unpaid Post-Closing Payments, without regard to the due dates set forth in Section 2.2 (c) above. A Member shall have the option to receive its portion of any of the foregoing payments in Shares by providing written notice to the Purchaser at least ten (10) days prior to the applicable payment due date. The conversion price per Share shall be seventy-five percent (75%) of the VWAP, but not less than the Floor Price in any event.
     (e) Shares. At Closing, in addition to the Closing Payment referred to in Section 2.2(a) above, the Purchaser shall also issue Seven Million (7,000,000) Shares to the Members in the proportions set forth on Schedule 2.2(a).
     2.3 Closing Balance Purchase Price Adjustment.
     (a) The Seller Group has prepared and delivered to the Purchaser a good faith estimate as of July 31, 2007 of the calculation of the amount (the “Estimated Closing Balance Statement”) if any, by which (i) the Company’s fixed assets, cash, cash equivalents, accounts receivable, inventory and other current assets, including prepaid taxes, prepaid insurance and other assets included in current assets, as of July 31, 2007 (excluding any deferred compensation assets, current and deferred income tax assets, interest receivable, advances to officers, and intercompany accounts receivable) exceed (ii) the Company’s accounts payable and accrued liabilities (excluding Indebtedness, Selling Expenses, accrued interest payable, advances from officers, and intercompany accounts payable as of July 31, 2007) (the “Estimated Closing Balance”). The Closing Balance Statement must be prepared, in accordance with generally accepted accounting principles (“GAAP”), in a manner consistent with the Company’s past practices and balance sheet as of December 31, 2006. At the Closing:
               (i) if the Estimated Closing Balance is less than the Closing Balance Target, then the Purchase Price will be adjusted downward by an amount equal to such deficiency; and

          (ii) if the Estimated Closing Balance exceeds the Closing Balance Target, then the Purchase Price will be adjusted upward by an amount equal to such excess.
     (b) Within ninety (90) days after the Closing Date, the Seller Group shall prepare and deliver, or cause to be prepared and delivered, to the Purchaser a closing balance statement (the “Closing Balance Statement”) setting forth the calculation of the amount, if any, by which (i) the Company’s fixed assets, cash, cash equivalents, accounts receivable, inventory and other current assets, including prepaid taxes, prepaid insurance and other assets included in current assets, as of the point in time immediately prior to the Closing Date (excluding any deferred compensation assets, current and deferred income tax assets, interest receivable, advances to officers, and intercompany accounts receivable) exceed (ii) the Company’s accounts payable and accrued liabilities (excluding Indebtedness, Selling Expenses, accrued interest payable, advances from officers, and intercompany accounts payable as of the point in time immediately prior to the Closing Date) (the “Closing Balance”). The Closing Balance Statement must be prepared, in accordance with GAAP and in a manner consistent with the Company’s past practices and balance sheet as of December 3 1,2006.
     (c) Following the delivery of the Closing Balance Statement, the Seller Group will allow the Purchaser and its representatives, upon reasonable advance notice, reasonable access during regular business hours to all work papers, books and records and all additional information used in preparing the Closing Balance Statement and will make the Seller Group’s members, employees and independent certified public accountants reasonably available to discuss such papers, books, records and information. In the event that the Purchaser disagrees with the Closing Balance Statement, it shall notify the Seller Group in writing within thirty (30) days after receipt of the Closing Balance Statement of such disagreement, stating the facts of the disagreement and the calculation of the Closing Balance by the Purchaser, and including therewith a copy of any financial information used in making the calculation other than that information previously provided by the Seller Group. In the event that the Purchaser does not notify the Seller Group of a dispute with respect to the Closing Balance Statement within such 30-day period, such statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, the Purchaser and the Members shall negotiate in good faith to resolve such dispute. If the Purchaser and the Members, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Purchaser advises the Seller Group of the Purchaser’s objections, then the Purchaser and the Members jointly shall engage the Arbitration Firm to resolve such dispute and compute the Closing Balance. In making its calculation, the Arbitration Firm shall consider only the items or amounts in dispute (and to the extent required, any other items or amounts necessary to derive the disputed items or amounts). Such determination shall be made within thirty (30) days after the date on which the Arbitration Firm begins its review and shall be final, conclusive and binding on the parties. The fees, costs and expenses of the Arbitration Firm shall be borne by the party whose calculation of the Closing Balance is furthest from the Arbitration Firm’s calculation.
     (d) If the Closing Balance (as finally determined pursuant to Section 2.3(c)) is less than the Estimated Closing Balance, then the Purchase Price will be adjusted downward by an amount equal to such deficiency and the Members shall pay or cause to be paid to the Purchaser, by bank wire transfer of immediately available funds to an account designated in writing by the Purchaser, an amount in cash equal to such deficiency within thirty (30)

business days from the date on which the Closing Balance is finally determined pursuant to Section 2.3.
     (e) If the Closing Balance (as finally determined pursuant to Section 2.3(c)) is greater than the Estimated Closing Balance and an adjustment had previously been made to the Purchase Price under Section 2.3(a), then the Purchase Price will be adjusted upward by an amount equal to such excess over the previously adjusted Purchase Price and the Purchaser shall pay or cause to be paid to the Members, by bank wire transfer of immediately available funds to an account designated in writing by the Members, an amount in cash equal to such excess within thirty (30) business days from the date on which Closing Balance is finally determined pursuant to Section 2.3.
     (f) If the Closing Balance includes adjustments to accounts receivable due to Uncollectible Accounts, the Company will promptly pay over to the Members, pro rata, any subsequent collection by the Company on such Uncollectible Accounts after they are received by the Company. The Company will take efforts in the Ordinary Course of Business to collect the Uncollectible Accounts.
2.4 EBITDA Purchase Price Adjustment.
     (a) The Members have prepared and delivered, or caused to be prepared and delivered, to the Purchaser an EBITDA statement (the “EBITDA Statement ”) setting forth the calculation of the Company’s EBITDA for the period beginning January 1,2007 through July 31,2007, as such EBITDA would be annualized pro forma for the remainder of the 2007 calendar year (“Annualized 2007 EBITDA”). The EBITDA Statement must be prepared, in accordance with GAAP, in a manner consistent with the Company’s past practices and EBITDA as of December 31, 2006.
     (b) The Annualized 2007 EBITDA must be equal to or greater than the EBITDA Target.
2.5 Earnout.
     (a) Except as set forth in Section 2.5(i), then at the time specified in Section 2.5(b), Section 2.5(d), Section 2.5 (f) , and Section 2.5(h) below, as applicable, the Purchaser shall pay, as part of the Purchase Price due hereunder, to the Members in the proportions set forth on Schedule 2.2(a), an earnout payment or earnout payments, if earned, pursuant to the formula below (each or together hereinafter referred to as the “Earnout Payment”). It is the intention of the parties that in calculating each Earnout Payment, the Company be evaluated as it existed prior to the purchase herein contemplated, and therefore, all expenses attributed in any way to Purchaser’s overhead shall be excluded from the calculation of EBITDA. Furthermore, if Purchaser causes the Company to incur one or more expenses (not related to Purchaser’s overhead) that are not consistent with the past practices of the Company consistently applied, including but not limited to, opening a new office, developing a new line of business, or developing a new product line (each an “Extraordinary Expense” and collectively “Extraordinary Expenses ”), then provided that Fischer and Diamond remain employed by the Company (a) Purchaser shall, prior to incurring the expense, discuss such action with the Fischer and Diamond and (b) once the aggregate total of all Extraordinary Expenses exceeds (i) $75,000 in the aggregate during the First Calculation Period, (ii)

$150,000 in the aggregate during the Second Calculation Period, (iii) $150,000 in the aggregate during the Third Calculation Period, or (iv) $75,000 in the aggregate during the Fourth Calculation Period, promptly notify Fischer and Diamond in writing that such thresholds have been exceeded. Fischer and Diamond, acting jointly, shall have ten (10) days from the date of each such notice to object in writing to some or all of such Extraordinary Expenses. The Extraordinary Expenses to which Fischer and Diamond timely and properly object shall be referred to herein as the “Objectionable Expenses” and all other Extraordinary Expenses shall be referred to as “Accepted Expenses.” Any Accepted Expenses shall be subtracted from the total of the Extraordinary Expenses and thereafter each time the Purchaser causes the Company to incur one or more additional Extraordinary Expenses that, when added to the Objectionable Expenses for such period, cause any of the thresholds set forth above to be exceeded, the Purchaser shall again promptly notify Fischer and Diamond of such event and Fischer and Diamond shall have the opportunity to object to those expenses in the same manner set forth above. If the Objectionable Expenses, in the aggregate, incurred in any measurement period exceed the thresholds set forth above for such period, then all expenses and revenues associated with those Objectionable Expenses shall be excluded from the calculation of EBITDA for all calculation periods impacted by such expenses. Notwithstanding anything to the contrary, Purchaser shall be entitled to approve and implement any action which gives rise to an Extraordinary Expense, and cause the Company to incur such expense, and Fischer and Diamond shall cooperate and use their commercially reasonable efforts to implement such actions in good faith regardless of whether they object to the action.
     (i) Without regard to the actual Closing Date, in the event that EBITDA during the period beginning with July 1, 2007 and ending on December 31, 2007 (the “First Calculation Period ”) is greater than One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) (the “First Target ”), the Earnout Payment shall be equal to fifty percent (50%) of the EBITDA of the Company in excess of the First Target;
     (ii) In the event that EBITDA during the period beginning with January 1, 2008 and ending on December 31, 2008 (the “Second Calculation Period”) is greater than Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the “Second Target ”), the Earnout Payment shall be equal to fifty percent (50%) of the EBITDA of the Company in excess of the Second Target;
     (iii) In the event that EBITDA during the period beginning with January 1, 2009 and ending on December 31, 2009 (the “Third Calculation Period”) is greater than Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the “Third Target”), the Earnout Payment shall be equal to fifty percent (50%) of the EBITDA of the Company in excess of the Third Target; and
     (iv) In the event that EBITDA during the period beginning with January 1, 2010 and ending on June 30, 2010 (the “Fourth Calculation Period”) is greater than One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) (the “Fourth Target”), the Earnout Payment shall be equal to fifty percent (50%) of the EBITDA of the Company in excess of the Fourth Target.

     (b) The Purchaser shall provide the Members with a written statement of its calculation (the “First Calculation Statement ”) of the Earnout Payment pursuant to Section 2.5(a)(i) on the earlier of (i) the date the Purchaser completes its audit for 2007 or (ii) March 31, 2008. The First Calculation Statement shall include, in addition to the Purchaser’s calculation of EBITDA derived for the First Calculation Period and the Earnout Payment due in connection therewith, all of the information, work papers and supporting information necessary to demonstrate same. The Earnout Payment shall be payable (i) in cash no later than April 30, 2008 (A) after receipt by the Purchaser of notice from the Members that they have accepted the First Calculation Statement (a “First Acceptance Notice”), or (B) after expiration of the period during which a First Dispute Notice may be delivered if neither a First Dispute Notice nor a First Acceptance Notice are delivered, or (ii) into escrow pursuant to the Escrow Agreement attached as Exhibit B hereto (the “Escrow Agreement ”) pending the resolution of any disagreement pursuant to Section 2.5(c), as the case may be, provided, further, that a Member shall have the option to receive its portion of an Earnout Payment in Shares by providing written notice to the Purchaser at the earlier of (a) the time that the First Acceptance Notice is delivered, (b) April 20,2008, or (c) at the time that an Earnout Payment is required to be delivered into escrow pending the resolution of any disagreement pursuant to Section 2.5(c). The conversion price per Share shall be seventy-five percent (75%) of the VWAP, but not less than the Floor Price in any event.
     (c) Following the delivery of the First Calculation Statement, the Purchaser will allow the Members and its representatives, upon reasonable advance notice, reasonable access during regular business hours to all work papers, books and records and all additional information used in preparing the First Calculation Statement and will make the Purchaser’s officers, employees, representatives and accountants reasonably available to discuss such papers, books, records and information. In the event that the Members disagree with the First Calculation Statement, it shall notify (the “First Dispute Notice”) the Purchaser in writing within thirty (30) days after receipt of the First Calculation Statement of such disagreement, stating the facts of the disagreement and the calculation of the Earnout Payment pursuant to Section 2.5(a)(i) by the Members, and including therewith a copy of any financial information used in making the calculation other than that information previously provided by the Purchaser. If a First Dispute Notice is not given within such thirty (30) day period, then the First Calculation Statement shall be deemed to be final, conclusive and binding on the parties. In the event a First Dispute Notice is timely given, the Members and the Purchaser shall meet and attempt in good faith to resolve the items or amounts in dispute. If the Purchaser and the Members notwithstanding such good faith effort, are unable to reach an agreement within thirty (30) days after receipt by the Purchaser of the First Dispute Notice, then the Purchaser and the Members jointly shall engage the Arbitration Firm to review the disputed items or amounts and compute the disputed portion of the Earnout Payment due, if any, pursuant to Section 2.5(a)(i). In making its calculation, the Arbitration Firm shall consider only the items or amounts in dispute (and to the extent required, any other items or amounts necessary to derive the disputed items or amounts). Such determination shall be made within thirty (30) days after the date on which the Arbitration Firm begins its review and shall be final, conclusive and binding on the parties. The fees, costs and expenses of the Arbitration Firm shall be borne by the party whose calculation of the Earnout Payment pursuant to Section 2.5(a)(i) is furthest from the Arbitration Firm’s calculation.
     (d) The Purchaser shall provide the Members with a written statement of its calculation (the “Second Calculation Statement ”) of the Earnout Payment pursuant to

Section 2.5(a)(ii) on the earlier of (i) the date the Purchaser completes its audit for 2005 or (ii) March 31, 2009. The Second Calculation Statement shall include, in addition to the Purchaser’s calculation of EBITDA derived for the Second Calculation Period and the Earnout Payment due in connection therewith, all of the information, work papers and supporting information necessary to demonstrate same. The Earnout Payment shall be payable (i) in cash no later than April 30, 2009 (A) after receipt by the Purchaser of notice from the Members that they have accepted the Second Calculation Statement (a “Second Acceptance Notice ”), or (B) after expiration of the period during which a Second Dispute Notice may be delivered if neither a Second Dispute Notice nor a Second Acceptance Notice are delivered, or (ii) into escrow pursuant to the Escrow Agreement attached as Exhibit B hereto pending the resolution of any disagreement pursuant to Section 2.5(e), as the case may be, provided, further, that a Member shall have the option lo receive its portion of an Earnout Payment in Shares by providing written notice to the Purchaser at the earlier of (a) the time that the Second Acceptance Notice is delivered, (b) April 20, 2009, or (c) at the time that an Earnout Payment is required to be delivered into escrow pending the resolution of any disagreement pursuant to Section 2.5(e). The conversion price per Share shall be seventy- five percent (75%) of the VWAP, but not less than the Floor Price in any event.
     (e) Following the delivery of the Second Calculation Statement, the Purchaser will allow the Members and its representatives, upon reasonable advance notice, reasonable access during regular business hours to all work papers, books and records and all additional information used in preparing the Second Calculation Statement and will make the Purchaser’s officers, employees, representatives and accountants reasonably available to discuss such papers, books, records and information. In the event that the Members disagree with the Second Calculation Statement, it shall notify (the “Second Dispute Notice ”) the Purchaser in writing within thirty (30) days after receipt of the Second Calculation Statement of such disagreement, stating the facts of the disagreement and the calculation of the Earnout Payment pursuant to Section 2.5(a)(ii) by the Members, and including therewith a copy of any financial information used in making the calculation other than that information previously provided by the Purchaser. If a Second Dispute Notice is not given within such thirty (30) day period, then the Second Calculation Statement shall be deemed to be final, conclusive and binding on the parties. In the event a Second Dispute Notice is timely given, the Members and the Purchaser shall meet and attempt in good faith to resolve the items or amounts in dispute. If the Purchaser and the Members notwithstanding such good faith effort, are unable to reach an agreement within thirty (30) days after receipt by the Purchaser of the Second Dispute Notice, then the Purchaser and the Members jointly shall engage the Arbitration Firm to review the disputed items or amounts and compute the disputed portion of the Earnout Payment due, if any, pursuant to Section 2.5(a)(ii). In making its calculation, the Arbitration Firm shall consider only the items or amounts in dispute (and to the extent required, any other items or amounts necessary to derive the disputed items or amounts). Such determination shall be made within thirty (30) days after the date on which the Arbitration Firm begins its review and shall be final. conclusive and binding on the parties. The fees, costs and expenses of the Arbitration Firm shall be borne by the party whose calculation of the Earnout Payment pursuant to Section 2.5(a)(ii) is furthest from the Arbitration Firm’s calculation.
     (f) The Purchaser shall provide the Members with a written statement of its calculation (the “Third Calculation Statement ”) of the Earnout Payment pursuant to Section 2.5(a)(iii) on the earlier of (i) the date the Purchaser completes its audit for 2009 or (ii)

March 31, 2010. The Third Calculation Statement shall include, in addition to the Purchaser’s calculation of EBITDA derived for the Third Calculation Period and the Earnout Payment due in connection therewith, all of the information, work papers and supporting information necessary to demonstrate same. The Earnout Payment shall be payable (i) in cash no later than April 30, 2010 (A) after receipt by the Purchaser of notice from the Members that they have accepted the Third Calculation Statement (a “Third Acceptance Notice”), or (B) after expiration of the period during which a Third Dispute Notice may be delivered if neither a Third Dispute Notice nor a Third Acceptance Notice are delivered, or (ii) into escrow pursuant to the Escrow Agreement attached as Exhibit B hereto pending the resolution of any disagreement pursuant to Section 2.5(g), as the case may be, provided, further, that a Member shall have the option to receive its portion of an Earnout Payment in Shares by providing written notice to the Purchaser at the earlier of (a) the time that the Third Acceptance Notice is delivered, (b) April 20, 2010, or (c) at the time that an Earnout Payment is required to be delivered into escrow pending the resolution of any disagreement pursuant to Section 2.5(g). The conversion price per Share shall be seventy-five percent (75%) of the VWAP, but not less than the Floor Price in any event.
     (g) Following the delivery of the Third Calculation Statement, the Purchaser will allow the Members and its representatives, upon reasonable advance notice, reasonable access during regular business hours to all work papers, books and records and all additional information used in preparing the Third Calculation Statement and will make the Purchaser’s officers, employees, representatives and accountants reasonably available to discuss such papers, books, records and information. In the event that the Members disagree with the Third Calculation Statement, it shall notify (the “Third Dispute Notice ”) the Purchaser in writing within thirty (30) days after receipt of the Third Calculation Statement of such disagreement, stating the facts of the disagreement and the calculation of the Earnout Payment pursuant to Section 2.5(a)(iii) by the Members, and including therewith a copy of any financial information used in making the calculation other than that information previously provided by the Purchaser. If a Third Dispute Notice is not given within such thirty (30) day period, then the Third Calculation Statement shall be deemed to be final, conclusive and binding on the parties. In the event a Third Dispute Notice is timely given, the Members and the Purchaser shall meet and attempt in good faith to resolve the items or amounts in dispute. If the Purchaser and the Members notwithstanding such good faith effort, are unable to reach an agreement within thirty (30) days after receipt by the Purchaser of the Third Dispute Notice, then the Purchaser and the Members jointly shall engage the Arbitration Firm to review the disputed items or amounts and compute the disputed portion of the Earnout Payment due, if any, pursuant to Section 2.5(a)(iii). In making its calculation, the Arbitration Firm shall consider only the items or amounts in dispute (and to the extent required, any other items or amounts necessary to derive the disputed items or amounts). Such determination shall be made within thirty (30) days after the date on which the Arbitration Firm begins its review and shall be final, conclusive and binding on the parties. The fees, costs and expenses of the Arbitration Firm shall be borne by the party whose calculation of the Earnout Payment pursuant to Section 2.5(a)(iii) is furthest from the Arbitration Firm’s calculation.
     (h) The Purchaser shall provide the Members with a written statement of its calculation (the “Fourth Calculation Statement ”) of the Earnout Payment pursuant to Section 2.5(a)(iv) no later than September 30, 2010. The Fourth Calculation Statement shall include, in addition to the Purchaser’s calculation of EBITDA derived for the Fourth

Calculation Period and the Earnout Payment due in connection therewith, all of the information, work papers and supporting information necessary to demonstrate same. The Earnout Payment shall be payable (i) in cash no later than October 31, 2010 (A) after receipt by the Purchaser of notice from the Members that they have accepted the Fourth Calculation Statement (a “Fourth Acceptance Notice ”), or (B) after expiration of the period during which a Fourth Dispute Notice may be delivered if neither a Fourth Dispute Notice nor a Fourth Acceptance Notice are delivered, or (ii) into escrow pursuant to the Escrow Agreement attached as Exhibit B hereto pending the resolution of any disagreement pursuant to Section 2.5(i) as the case may be, provided, further, that a Member shall have the option to receive its portion of an Earnout Payment in Shares by providing written notice to the Purchaser at the earlier of (a) the time that the Fourth Acceptance Notice is delivered, (b) October 20, 2010, or (c) at the time that an Earnout Payment is required to be delivered into escrow pending the resolution of any disagreement pursuant to Section 2.5(i). The conversion price per Share shall be seventy-five percent (75%) of the VWAP, but not less than the Floor Price in any event.
     (i) Following the delivery of the Fourth Calculation Statement, the Purchaser will allow the Members and its representatives, upon reasonable advance notice, reasonable access during regular business hours to all work papers, hooks and records and all additional information used in preparing the Fourth Calculation Statement and will make the Purchaser’s officers, employees, representatives and accountants reasonably available to discuss such papers, books, records and information. In the event that the Members disagree with the Fourth Calculation Statement, it shall notify (the “Fourth Dispute Notice ”) the Purchaser in writing within thirty (30) days after receipt of the Fourth Calculation Statement of such disagreement, stating the facts of the disagreement and the calculation of the Earnout Payment pursuant to Section 2.5(a)(iv) by the Members, and including therewith a copy of any financial information used in making the calculation other than that information previously provided by the Purchaser. If a Fourth Dispute Notice is not given within such thirty (30) day period, then the Fourth Calculation Statement shall be deemed to be final, conclusive and binding on the parties. In the event a Fourth Dispute Notice is timely given, the Members and the Purchaser shall meet and attempt in good faith to resolve the items or amounts in dispute. If the Purchaser and the Members notwithstanding such good faith effort, are unable to reach an agreement within thirty (30) days after receipt by the Purchaser of the Fourth Dispute Notice, then the Purchaser and the Members jointly shall engage the Arbitration Firm to review the disputed items or amounts and compute the disputed portion of the Earnout Payment due, if any, pursuant to Section 2.5(a)(iv). In making its calculation, the Arbitration Firm shall consider only the items or amounts in dispute (and to the extent required, any other items or amounts necessary to derive the disputed items or amounts). Such determination shall be made within thirty (30) days after the date on which the Arbitration Firm begins its review and shall be final, conclusive and binding on the parties. The fees, costs and expenses of the Arbitration Firm shall be borne by the party whose calculation of the Earnout Payment pursuant to Section 2.5(a)(iv) is furthest from the Arbitration Firm’s calculation.
     (j) The Purchaser shall not be required to pay the Earnout Payment if:
(i)	the Members have been adjudicated as having been in breach of this Agreement, provided, however, that if only one of the Members is adjudicated as having been in breach of this Agreement, then the

Purchaser shall pay the Earnout Payment to the non-breaching Member in accordance with this Section 2.5;
(ii)	Fischer and Diamond have been adjudicated as having been in breach of their respective Employment Agreements, other than paragraphs 5 through 9 of their respective Employment Agreements, provided, however, if only one of Fischer or Diamond is in breach of their Employment Agreements, other than paragraphs 5 through 9 of their respective Employment Agreements, then the Purchaser shall pay the Earnout Payment to the non-breaching person in accordance with this Section 2.5; or

(iii)	Fischer and Diamond have been adjudicated as having been in breach of their respective Non-Competition Agreements or paragraphs 5 through 9 of their respective Employment Agreements, provided, however, that if only one of Fischer or Diamond is in breach of their Non-Competition Agreements or paragraphs 5 through 9 of their respective Employment Agreements, then the Purchaser shall pay one half of the Earnout Payment to the non-breaching person in accordance with this Section 2.5;
provided, further, that since adjudication through litigation takes a substantial amount of time, if the Purchaser makes a claim or claims against the Members for breach of this Agreement or against either Fischer or Diamond for breach of their respective Non- Competition Agreements or Employment Agreements, the Purchaser may pay the Earnout Payment into escrow pending the adjudication of the claim or claims pursuant to the Escrow Agreement attached as Exhibit B hereto.
ARTICLE III CLOSING AND DELIVERIES
     3.1 Closing. Unless this Agreement is terminated prior to the Closing Date (as defined below), the closing of the purchase and sale of the Interests (the “Closing”) shall take place on or before August 31,2007 (the “Closing Date”), through overnight mail between the parties respective counsel, unless a specific date and place is agreed to in writing by the parties hereto.
     3.2 Deliveries by the Members. At the Closing, the Members shall deliver, or cause to be delivered, to the Purchaser the following items:
(a) a receipt evidencing receipt by the Members of the Purchase Price;
(b) a copy of the Escrow Agreement, duly executed by each Member;
     (c) a copy of the non-competition agreements, in the form attached hereto as Exhibit A, by and between each member of the Seller Group, the Company and the Purchaser, duly executed by each member of the Seller Group (each hereinafter referred to as a “Non-Competition Agreement ”);

     (d) a copy of the Diamond Employment Agreement, in the form attached hereto as Exhibit C, by and between Diamond and the Company, duly executed by Diamond (the “Diamond Employment Agreement”);
     (e) a copy of the Fischer Employment Agreement, in the form attached hereto as Exhibit D, by and between Fischer and the Company, duly executed by Fischer (the “Fischer Employment Agreement”);
     (f) a copy of a member release, in the form attached hereto as Exhibit E, duly executed by each member of the Seller Group (the “Member Release ”);
     (g) a copy of a Registration Rights Agreement in the form attached hereto as Exhibit H, by and between the Company and each Member, duly executed by each Member (the “Registration Rights Agreement ‘);
     (h) (i) a certificate or certificates representing all of the Interests with duly executed power(s) attached in proper form for transfer to the Purchaser and (ii) any other documents that are necessary to transfer to the Purchaser good and valid title to the Interests, with any necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer Taxes have been paid;
     (i) a reasonably current good standing certificate for the Company issued by the Secretary of State of the State of Indiana and by the secretary of state in each state in which the Company is qualified to do business as a foreign company;
     (j) copies of the Articles of Organization of the Company, certified by the Secretary of State of the State of Indiana, and copies of the operating agreement of the Company, certified by an officer of the Company;
     (k) the original limited liability company record books of the Company;
     (1) a certificate of an officer of the Company, dated as of the Closing Date, setting forth in sufficient detail acceptable to the Purchaser the aggregate amount of (i) Indebtedness of the Company, and (ii) Selling Expenses as of the Closing Date;
     (m) appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Purchaser to extinguish all Indebtedness of the Company, and all security interests related thereto, to the extent directed by the Purchaser;
     (n) all of the consents listed on Schedule 4.6;
     (o) written resignations of each director and officer of the Company and listed on Schedule 3.2(o); and
     (p) such other documents and instruments as the Purchaser shall reasonably request to consummate the transactions contemplated by this Agreement.
     3.3 Deliveries by the Purchaser. At Closing, the Purchaser shall deliver, or cause to be delivered, to the Members the following items:

     (a) copies of resolutions of the Board of Directors of the Purchaser approving the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, certified by an officer of the Purchaser;
     (b) the Purchase Price payable as set forth in Section 2.2;
     (c) a copy of the Escrow Agreement, duly executed by the Purchaser;
     (d) a copy of the Diamond Employment Agreement, duly executed by the Company;
     (e) a copy of the Fischer Employment Agreement, duly executed by the Company;
     (f) a copy of the Registration Rights Agreement, duly executed by the Purchaser; and
     (g) such other documents and instruments as the Members shall reasonably request to consummate the transactions contemplated by this Agreement.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
     The Seller Group hereby represents and warrants to the Purchaser, as follows:
     4.1 Existence and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana and is duly authorized, qualified or licensed to do business as a foreign limited liability company in each of the jurisdictions set forth on Schedule 4.1. The Company is not qualified to do business in any jurisdiction other than as set forth on Schedule 4.1 and neither the nature of the business conducted by the Company, nor the property owned, licensed or operated by the Company requires the Company to qualify to do business as a foreign limited liability company in any other jurisdiction.
     4.2 Power. The Company has the requisite corporate or other power and authority to (a) own or lease and to operate its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.
     4.3 Validity and Enforceability. The Members have the capacity to execute, deliver and perform the Members’ obligations under this Agreement and the Ancillary Agreements. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Members and, assuming due authorization, execution and delivery by the Purchaser, represent the legal, valid and binding obligations of the Members, enforceable against the Members in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. No further action on the part of the Members is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

      4.4 Capitalization of the Company. The Interests constitute all of the outstanding membership interests of the Company, all of which have been duly authorized and validly issued and are fully paid and non-assessable, and there no other equity interests in the Company. Except as set forth on Schedule 4.4, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional equity securities. Except as set forth on Schedule 4.4 there are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company. Except as listed on Schedule 4.4, the Company has no Subsidiaries or other Investments.
     4.5 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements to which the Members are a party nor the performance by the Members of their obligations hereunder or thereunder will (a) violate or conflict with the Articles of Organization or operating agreement of the Company or any Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which the Company is a party or by which any of the assets or the properties of the Company are bound or (c) result in the creation or imposition of any Lien with respect to any of the assets or properties of the Company.
     4.6 Consents. Except as set forth on Schedule 4.6, no consent, approval or authorization of any Person, including any Governmental Authority, is required to be made or obtained by the Company in connection with the execution and delivery by the Members of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
     4.7 Property.
     (a) Title. Each Member has good and marketable title to the Interests, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and valid title to the Interests, free and clear of all Liens. Other than the Permitted Liens, the Company has (i) good and marketable indefeasible fee simple title to the real property, together with all of the improvements thereon, to those properties set forth on Schedule 4.7(a) (the “Owned Real Property”) and (ii) good and marketable title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of its other tangible assets and properties (including, without limitation, the Leased Real Property).
     (b) Real Property Leases. Schedule 4.7(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”) including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true and correct copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Purchaser, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. There are no existing defaults by the Company or the lessor under any of the Real Property Leases, and no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.7(b),(i) no consent is required from the lessor under any of the Real Property Leases in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) no Affiliate or Family Affiliate of the Company or member of the Seller Group is the owner or lessor of any Leased Real Property.
     (c) Tangible Personal Property. Schedule 4.7(c) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $5,000 or more, that is owned or leased by the Company (the “Tangible Personal Property”). The Company is in possession of all the Tangible Personal Property.
     (d) Absence of Violations. Except as set forth on Schedule 4.7(d):
     (i) None of the Real Property, nor the leasing, occupancy or use of the Real Property, is in material violation of any Law, including, without limitation, any building, zoning, environmental or other ordinance, code, rule or regulation, and there are no work orders, notices of deficiency or notices of violation issued by any Governmental Authority affecting the Real Property.
     (ii) The Company has obtained all permits necessary for the operation of the business of the Company at the Real Property, and is zoned to permit the current use of the Real Property.
     (e) Reassessments. To the knowledge of the Seller Group, there is not now pending nor contemplated any reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Company under any agreement relating to the Real Property.
     (f) No Condemnation. To the knowledge of the Seller Group, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. The Members have not received any written notice or oral notice of any such proceeding, and the Members have no Knowledge that any such proceeding is contemplated.
     (g) Condition of Property. There are no material defects in, mechanical failure of, or damage to, the Real Property. The mechanical, electrical and HVAC systems serving the Real Property are in good working condition, subject to ordinary wear and tear consistent with the age of the systems.
     4.8 Necessary Property and Condition of Property. The Company is the only operation through which the Company’s business is conducted. The assets and properties owned, leased or licensed by the Company are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties), have been adequately maintained and constitute all of the properties necessary to conduct the Company’s business as it is currently conducted.
     4.9 Litigation. Except as set forth on Schedule 4.9. there is no instance in which the Company is or has been within the three-year period prior to the Closing Date (a) subject to any unsatisfied Order or (b) a party or is threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. No event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. There are no judicial or administrative actions, proceedings or investigations pending or, to their Knowledge, threatened that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, there are no pending or, to their Knowledge, threatened actions by any Governmental Authority to modify the zoning classification of, or to condemn or take by power of eminent domain (or purchase in lieu thereof), or to classify as a landmark, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property.
      4.10 Compliance with Laws. The Company is now, and has been within the past three years, in compliance with all Laws and Orders, including, without limitation, those respecting (a) labor and employment Laws, standards and practices (including, without limitation, all payroll and payroll withholding practices associated therewith), (b) zoning, and (c) Intellectual Property. Neither the Company nor the Seller Group has Knowledge of any proposed Law or Order that would be applicable to the Company and that would adversely affect any assets, properties, liabilities, operations or prospects of the Company.
      4.11 Conduct of Business. Since May 10, 2007, the business and operations of the Company has been conducted in the Ordinary Course of Business and there has not been any Material Adverse Change in the operation of the business or the performance or financial condition of the Company. Without limiting the generality of the foregoing, since May 10, 2007, and except as set forth on Schedule 4.11, the Company has not:
     (a) borrowed any amount or incurred or become subject to any liability in excess of $10,000.00, except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business and (iii) borrowings under lines of credit existing on such date;
     (b) sold, assigned, licensed, leased or transferred (including, without limitation, transfers with employees, Affiliates, the members of the Seller Group or their respective Family Affiliates) any assets or properties except in the Ordinary Course of Business, or cancelled any debts or claims;
     (c) waived any rights of value or suffered any losses in the Ordinary Course of Business;
     (d) declared or paid any dividends or other distributions with respect to any equity interests of the Company or redeemed or purchased, directly or indirectly, any equity interests of the Company;

     (e) taken any other action or entered into any other transaction (including any transactions with employees, Affiliates, members of the Seller Group or their respective Family Affiliates) other than in the Ordinary Course of Business or the transactions contemplated by this Agreement and the Ancillary Agreements;
     (f) (i) increased the salary, wages or other compensation rates of any officer, employee, director or consultant except in the Ordinary Course of Business, (ii) failed to pay profit-sharing bonuses and any other regularly-paid bonuses to any officer, employee. director or consultant in a manner that is not consistent with the Ordinary Course of Business, (iii) made or granted any increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan or (iv) made any commitment or incurred any liability to any labor organization;
     (g) made any capital expenditures or commitments therefor in excess of $10,000.00;
     (h) made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;
     (i) made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties, except in the Ordinary Course of Business.
     (j) made any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;
     (k) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Contract that is required to be disclosed in the schedules to this Agreement;
     (l) commenced or terminated any line of business; or
     (m) received written notice from any customer or supplier that such customer or supplier has ceased, may cease or will cease to do business with it.
     4.12 Labor Matters.
     (a) Union and Employee Contracts. Except as set forth on Schedule 4.12(a), (i) the Company is not a party to, bound by or currently negotiating any written or oral employment, services, fee, union, collective bargaining, agency, management, independent contractor, consulting or similar type of agreements, contracts or arrangements, including, without limitation, any change of control, termination or severance, employee compensation or benefits, bonus, retention bonus, profit-sharing, equity option, unusual or special employment compensation arrangements, (ii) the Company has not agreed to recognize any union or other collective bargaining unit and (iii) no union or collective bargaining unit has been certified as representing the employees of the Company and no organizational attempt has been made or, to their Knowledge, threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company. Except as set forth on Schedule 4.12(a), neither the Company nor any of its respective predecessors has experienced any labor strike, dispute, slowdown or stoppage or any other labor difficulty during the past five years. The Company does not employ any employee who cannot be dismissed immediately without notice and without further liability to the Company, subject to applicable laws, rules and regulations relating to employment discrimination.
     (b) List of Employees, etc. Schedule 4.12(b) sets forth a list of the employees, consultants and independent contractors of the Company, their positions, their dates of hire, whether their status is active or inactive (and if inactive, the reason that they are inactive and their expected return to work date), their work status (full-time, part-time, temporary, casual, etc.), the rate of all regular and special compensation payable to each such person in any and all capacities and any regular or special compensation that will be payable to each such person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation. The Company has no Knowledge that any of the employees with respect to the Company’s business intends to terminate their employment relationship with the Company.
     (c) Labor and Employee Laws. There are no audits, complaints, claims or charges pending, outstanding, or to their Knowledge, anticipated or threatened, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any Governmental Authority against or in respect of the Company under any Laws, and without limiting the generality of the foregoing, there are no outstanding, pending or threatened charges or complaints against the Company relating to unfair labor practices or discrimination or under any legislation relating to employees, labor or labor relations. The Company has paid in full all amounts owing under applicable workers compensation legislation, and the workers’ compensation claims experience of the Company would not permit a penalty reassessment under such legislation. There are no charges or orders requiring the Company to comply outstanding under applicable occupational health and safety legislation.
     4.13Employee Benefit Plans.
      (a) Schedule 4.13 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary, disability, continuation, bonus, incentive, equity purchase, retirement, pension, profit sharing or deferred compensation, post-retirement, employee group insurance, plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, members, consultants or independent contractors of the Company or with respect to which the Company has made or is required to make payments, transfers or contributions in respect of any present or former employees, directors, officers, members, consultants or independent contractors of the Company (all of the above being individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). The Company has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.
     (b) True and complete copies of the following materials have been delivered to the Purchaser: (i) all current and prior plan documents for each Employee Plan and amendments thereto or, in the case of an unwritten Employee Plan, a written description thereof. (ii) all determination letters from the IRS with respect to any of the Employee Plans, including if any Employee Plan relies on an opinion letter issued by the IRS to the prototype or master plan sponsor, a copy of that IRS opinion letter, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports and summary annual reports or, if any of these is not required, a written statement to that effect including the reason, (iv) all current and prior trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan, (v) the most recent and two years prior actuarial reports and financial statements relating to any Employee Plan and (vi) any other documents, forms or other instruments relating to any Employee Plan, the delivery of which to the Purchaser would not violate applicable Law.
     (c) Each Employee Plan has, to their Knowledge, been maintained, operated and administered in compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company.
     (d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is, to their Knowledge, so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and, to their Knowledge, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.
     (e) Neither the Company nor any member of the “Controlled Group” currently has, to their Knowledge, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. For purposes of this Agreement, “Controlled Group” means any member of any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(l) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.
     (f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied, to their Knowledge, with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
     (g) With respect to each group health plan that is subject to Section 1862(b)(l) of the Social Security Act (42 U.S.C. 1395y(b)), the Company has complied, to their Knowledge, with the secondary payer requirements of Section 1862(b)(l) of such Act.
     (h) No Employee Plan is or at any time was, to their Knowledge, funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’

beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
     (i) INTENTIONALLY DELETED
     (j) There is no pending or, to their Knowledge, threatened assessment, complaint, proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor is there any basis for one.
     (k) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the Closing Date have, to their Knowledge, been paid, made or accrued on or before the Closing Date.
     (l) With respect to any insurance policy that has, or does, provide funding for benefits under any Employee Plan, (i) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent and (ii) there is, to their Knowledge, no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the Closing Date.
     (m) No Employee Plan, to their Knowledge, provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.
     (n) The execution and performance of this Agreement and the Ancillary Agreements will not, to their Knowledge, (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependants of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.
     (o) The Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other person.
     (p) No Employee Plan provides benefits to any Person who is not a current or former employee of the Company or a dependent or other beneficiary of any such current or former employee.
     (q) All contributions required to be paid with respect to workers’ compensation arrangements of the Company has, to their Knowledge, been made or accrued as a liability in the Financial Statements.

     (r) All contributions, transfers and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, to their Knowledge, have been or are fully deductible under the Code.
     (s) The Company has not agreed, promised or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company other than the Employee Plans, or to make any amendments to, or increase benefits under, any of the Employee Plans.
     (t) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of their affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would, to their Knowledge, be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(l) of the Code).
     (u) No employees or former employees of the Company who have at any time been represented by a collective bargaining agent or whose terms and conditions of employment have been at any time governed by a collective bargaining agreement, or their beneficiaries or dependants, are entitled to receive a survivor transition benefit.
     4.14 Environmental. Except as set forth on Schedule 4.14:
     (a) There are no underground tanks and related pipes, pumps and other facilities regardless of their use or purpose whether active or abandoned at the Real Property.
     (b) There is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. The Company does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.
     (c) The Company presently is and has been in material compliance with all Environmental Laws applicable to the Real Property or formerly owned, leased or operated locations or the Company’s business, and there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.
     (d) (i) The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Real Property or formerly owned, leased or operated locations, except in compliance with all applicable Environmental Laws; (ii) there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of the Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law; and (iii) there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of locations formerly owned, leased or operated by the Company that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law.
     (e) The Company has not (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Real Property or formerly owned, leased or operated locations or any facilities or operations thereon; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition; or (iv) been subject to or, to their Knowledge, threatened with any governmental or citizen enforcement action with respect to any Environmental Law.
     (f) (i) There currently are effective all Permits required under any Environmental Law which are necessary for the Company’s activities and operations at the Real Property and for any past or ongoing alterations or improvements at the Real Property; (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) such Permits can be transferred without changes to their terms or conditions.
     (g) The Company has made available to the Purchaser copies of all documents, records and information in its possession or control concerning Environmental Conditions, including, without limitation, previously conducted environmental audits and documents regarding any disposal of Hazardous Materials at, upon or from the Real Property or formerly owned, leased or operated locations, spill control plans and environmental agency reports and correspondence.
     4.15 Contracts. Schedule 4.15 sets forth all of the Contracts to which the Company is a party or to which any of the assets of the Company is bound. The Company has provided to the Purchaser true and complete copies of each such Contract, as amended to date. Each Contract listed on Schedule 4.15 (or required to be set forth on Schedule 4.15) is a valid, binding and enforceable obligation of the Company, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. With respect to the Contracts set forth on Schedule 4.15 (or required to be set forth on Schedule 4.15): (a) neither the Company nor any other party thereto is in material default under or in violation of any Contract; (b) no event has occurred which (with notice or lapse of time, or both) would constitute such a default or violation by the Company and there is no such default or violation by the other party to any Contract; and (c) the Company has not released any of its material rights under any Contract.
     4.16 Licenses and Permits. Schedule 4.16 sets forth a true and complete list and description of all licenses, permits and other authorizations of any Governmental Authority held by the Company and used by the Company in the conduct of its business. The Company is in compliance with the terms of such licenses, permits and authorizations and there is no pending or, to its Knowledge, threatened, termination, expiration or revocation of any of the foregoing. Except for the licenses, permits and authorizations set forth on Schedule 4.16, there are no licenses, permits or other authorizations, whether written or oral, necessary or required for the conduct of the business of the Company.

     4.17 Intellectual Property.
     (a) Schedule 4.17(a) sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, and in the case of unregistered Trademarks, country of use and date of first use, a complete and correct list of all the following Intellectual Property owned by the Company: (i) Patents, (ii) Copyright registration(s) and applications; (iii) Trademarks (whether registered or not); (iv) Software programs; and (v) Domain Names. Schedule 4.17(a) also sets forth all Software used (but not owned) by the Company. All fees associated with maintaining any Intellectual Property required to have been set forth on Schedule 4.17(a) have been paid in full in a timely manner to the proper Governmental Authority. Except as set forth on Schedule 4.17(a), all of the Intellectual Property listed thereon and owned by the Company is registered, valid and enforceable.
     (b) Except pursuant to a Contract set forth on Schedule 4.15 or as otherwise set forth on Schedule 4.17(a), all of the Intellectual Property used by the Company in the conduct of the Company’s business is owned by the Company and the Company has the sole and exclusive right to use such Intellectual Property for the like thereof as currently conducted for any purpose, free from (i) any Liens (except for Permitted Liens incurred in the Ordinary Course of Business) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Except pursuant to a Contract set forth on Schedule 4.15, the Company has not licensed or otherwise granted any right to any Person under any lntellectual Property owned or licensed to the Company or has otherwise agreed not to assert any such Intellectual Property against any Person.
     (c) No director, officer, member, employee, consultant, contractor, agent or other representative of the Company, owns or claims any rights in (nor has any of them made application for) any Intellectual Property used by the Company.
     (d) The Company has entered into confidentiality and nondisclosure agreements with all of their directors, officers, employees, consultants, contractors and agents and any other Person with access to the Trade Secrets of the Company to protect the confidentiality and value of such Trade Secrets, and there has not been any breach by any of the foregoing to any such agreement. The source code for Software owned by the Company has not been disclosed, delivered or made available to any Person not an employee of the Company, and the Company has not agreed to or undertaken to or in any other way promised to provide such source code to any such Person.
     (e) The Company does not infringe or otherwise violate and has not infringed or otherwise violated any Intellectual Property right of any other Person. None of the Intellectual Property owned by the Company or exclusively licensed to them is being infringed or otherwise violated by any other Person.
     (f) Except as set forth on Schedule 4.8, no claim, demand, complaint, action, suit, proceeding, hearing or investigation has been made or threatened, nor is there any claim, demand, complaint, action, suit, proceeding, hearing or investigation that is pending or, to their Knowledge, is threatened, that (i) challenges the rights of the Company in respect of any Intellectual Property, (ii) asserts that the operation of the business of the Company is, was or will be infringing or otherwise in violation of any Intellectual Property, or is (except as set forth in a Contract listed on Schedule 4.15) required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property or (iii) claims that any default exists under any agreement or arrangement set forth or required to be set forth on Schedule 4.15. Except as set forth on Schedule 4.9, none of the Intellectual Property owned by the Company is or has been subject to any Order, and neither the Company has not been subject to any Order in respect of any other Person’s Intellectual Property.
     (g) All data and personal information used or maintained by the Company has been collected, maintained, used and transferred in accordance with the Company’s applicable data protection principles and policies. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might give rise to such a claim.
     4.18 Insurance. Schedule 4.18 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, general liability and other forms of insurance, including title insurance owned or maintained by the Company, all pending claims thereunder, and all resolved claims made thereunder after December 31, 2003. Such policies are in full force and effect, the Company is not in default under any of them, all policies are paid in full and no premiums are due prior to September 30, 2007. The current limits of liability of all insurance policies of the Company have not been exhausted and/or are not impaired. No notice of cancellation or termination or nonrenewal has been received with respect to any such policy. No reservation of rights letter in the defense of claims has been issued by a carrier in connection with a policy set forth on Schedule 4.18. During the last three years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. No event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums, audit adjustment in premiums, experience based liability or loss sharing cost adjustment under any of the insurance policies set forth on Schedule 4.18. The insurance maintained by the Company is sufficient to comply with all applicable Laws and Contracts to which the Company is a party. To their Knowledge, no insurance carrier providing insurance to the Company is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent.
     4.19 Financial Statements.
     (a) Schedule 4.19 sets forth true and complete copies of (i) the audited balance sheets of the Company as of December 31, 2006 and 2005 and the unaudited balance sheets of the Company as of December 31, 2004 and the related statements of income and members’ equity for the years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Financial Statements”), and (ii) the unaudited balance sheet as of May 31, 2007 and the related statements of income and members’ equity for the 5-month period then ended (collectively, the “Interim Financial Statements”).
     (b) The Financial Statements present fairly, in all material respects, the financial position, results of operations and members’ equity of the Company at the dates and for the time periods indicated, and have been prepared by the management of the Company in a manner consistent with past accounting practices. The Interim Financial Statements present fairly in all material respects the financial position, results of operations and members’ equity of the Company at the date and for the period indicated and have been prepared consistent with prior Interim Financial Statements, and have been reviewed by the management of the Company. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Company.
     4.20 Undisclosed Liabilities. Except as reflected in the Interim Financial Statements or as set forth on Schedule 4.20, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing Date, except liabilities that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business.
     4.21 Accounts Receivable. All accounts and notes receivable of the Company represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Company. The reserve on the Interim Financial Statements against the accounts receivable for returns and bad debts has been calculated in a manner consistent with past practice. All of the accounts and notes receivable of the Company are, in the aggregate, collectible in full, net of the reserve therefor, in the Ordinary Course of Business. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Company are pending or, to their Knowledge, threatened. All of the accounts and notes receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom are Affiliates or Family Affiliates of the Company or the Seller Group.
     4.22 Inventories. Substantially all inventory is in good and fully useable condition (to the same extent as if such inventory were brand new) and is merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the Ordinary Course of Business as first quality goods at normal mark-ups. None of such inventory is obsolete, discontinued, damaged, overage, or of below standard quality or merchantability, except for items that have been written down to realizable market value on the Financial Statements. Each item of such inventory is reflected in the books and records of the Company on the basis of a complete physical count as of December 31, 2006, and is valued at the lower of cost, on a first-in, first-out basis, or market. The present quantity of such inventory is sufficient to serve adequately the customers of the Company in the Ordinary Course of Business. Substantially all inventory is listed for sale by a current supplier of the Company in their current product offering and is in a package or container that has been consistently used in the manufacturing process on an ongoing basis. Finished goods in such inventory conform to the applicable specifications of the Company, including all applicable warranties, whether express or implied, given in connection with the sales of such goods and under Laws, and are free from defects in design, workmanship, and material. The Company also maintains sufficient inventories of spare and replacement parts to meet any repair and replacement obligations in the Ordinary Course of Business, under applicable warranties or otherwise.
     4.23 Bank Accounts. Schedule 4.23 sets forth a true and complete list of the name and address of (a) each bank with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and (b) the name of each Person holding a power of attorney on behalf of the Company.

     4.24 Product Liability and Warranty
     (a) Each product sold or otherwise delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company) for replacement or repair of any such products or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Interim Financial Statements. No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service. Schedule 4.24 sets forth true and complete copies of the standard terms and conditions of sale, lease or service of the Company (containing applicable guaranty, warranty and indemnity provisions).
     (b) The Company has no liability, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product manufactured, sold, leased or delivered by the Company.
     4.25 Indebtedness. Schedule 4.25 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to the Company as of the Closing Date.
     4.26 Taxes. Except as set forth on Schedule 4.26:
     (a) All Tax Returns required to be filed prior to the Closing Date by or on behalf of the Company have been duly and timely filed in accordance with applicable Laws, and are true, correct and complete in all respects. The Company, and/or the members of the Seller Group acting on its behalf, has not executed any extension of the statute of limitations on the assessment or collection of any Tax with respect to which the applicable limitations period has not expired. The Company has never had any Tax deficiency proposed or assessed against it nor has the Company ever executed any waiver of any statute of limitations on the assessment or collection of any Tax. In the case of Taxes for the current period not yet due, the Company and/or the members of the Seller Group have made adequate provision in its financial statements as a current liability for the payment of all Taxes for which the Company is or may become liable for payment.
     (b) Pursuant to Code Section 708(b)(l)(A) and Section 1.708-l(b)(l) of the Treasury Regulations, a termination of the Company’s federal tax status as a partnership will occur immediately after the Closing. Accordingly, the Company will cease to exist for federal income tax purposes immediately after the Closing. The Members shall be solely responsible for the filing of a final Company short-period Form 1065, US. Return Of Partnership Income, reflecting all of the Company’s partnership items (as defined under Code Section 6231(a)(3) and the Regulations thereunder) required to be taken into account up until the date of Closing and the payment of any and all taxes related to Company partnership items required to be taken into account up until the date of Closing. Revenue Ruling 99-6, 1999-1 C.B. 432 describes the federal income tax treatment resulting to the Company, the Seller Group and the Purchaser from this transaction.

     (c) (i) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and the Company has not received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes, (ii) the Company has not received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and no such deficiency or assessment is proposed, (iii) the Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Code Section 6662 or any similar statute or regulation under state, local and foreign law, and (iv) the Company has never executed any waiver of any statute of limitations on the assessment or collection of any Tax.
     (d) There are no Tax Liens upon any assets or property of the Company except for Liens for current Taxes not yet due and payable.
     (e) The Company is and always has been treated as a partnership for federal income tax purposes.
     (f) The Company is not and has never been a party to any tax-sharing agreement with any person.
     (g) The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     (h) The Company has no contract, agreement plan, or other similar type of arrangement currently in place covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code. The Company is not obligated to make any “gross-up” or similar payment to any Person on account of any Tax under Section 4999 of the Code.
     (i) The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and, the Internal Revenue Service has not proposed any such adjustment or change in accounting method. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.
     (j) The Company is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Taxing Authorities. No power of attorney currently in force has been granted by the Company concerning any Tax matter.
     (k) The Company has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of

Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Taxing Authorities all amounts required. The Company has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.
     (l) The Company has not or has not ever had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.
     (m) The Company has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which the Company has participated. Company has retained all documents and other records pertaining to any Reportable Transaction in which the Company has participated, including documents and other records listed in Treasury Regulation Section 1.601 1-4(g) and any other documents or other records which are related to any Reportable Transaction in which the Company has participated but not listed in Treasury Regulation Section 1.601 1-4(g).
     (n) None of the Company’s payroll, property, or receipts, or other factors used in a particular state’s apportionment or allocation formula results in an apportionment or allocation of business income to any state other than Indiana and Kentucky, and the Company has no nonbusiness income that is allocated, apportioned, or otherwise sourced to any other state.
     4.27 Customers and Suppliers.
     (a) Customers. Schedule 4.27(a) sets forth the 10 largest customers of the Company measured by dollar volume of sales for the fiscal year ended December 31, 2006 (the “Material Customers”). Purchaser acknowledges that Company’s business is project oriented and that while repeat business and on-going maintenance agreements with customers exist, Material Customers may not continue to be customers of the Company and such Material Customers are likely to reduce materially their respective business with the Company from the levels achieved during the fiscal year ended December 31,2006; however since the fiscal year ended December 31, 2006, no Material Customer has terminated its relationship with the Company or, to their Knowledge, have threatened to do so; and the Company is not involved in any material claim, dispute or controversy with any Material Customer.
     (b) Suppliers. Schedule 4.27(b) sets forth the 10 largest suppliers of the Company measured by dollar volume of sales for the fiscal year ended December 31, 2006 (the “Material Suppliers”). (i) All Material Suppliers continue to be suppliers of the Company; (ii) since the fiscal year ended December 31, 2006, no Material Supplier has terminated its relationship with the Company or, to their Knowledge, have threatened to do so; and (iii) the Company is not involved in any material claim, dispute or controversy with any Material Supplier. To their Knowledge, no supplier to the Company supplies goods or services used in connection with the Company’s business not available from another source.

     4.28 Related Party Transactions. Except as set forth on Schedule 4.28, none of the Company, the members of the Seller Group or any of their respective Affiliates or Family Affiliates, nor any current or former director, officer or employee of the Company, (a) has or during the last three fiscal years has had any direct or indirect interest (i) in, or is or during the last three fiscal years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or (ii) in any material property, asset or right that is owned or used by the Company in the conduct of the Company’s business or (b) is, or during the last three fiscal years has been, a party to any agreement or transaction with the Company. There is no outstanding indebtedness of any current or former director, officer, employee or consultant of the Company or the members of the Seller Group or any of their respective Affiliates or Family Affiliates to the Company.
     4.29 Brokers. Except as set forth on Schedule 4.29, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or the members of the Seller Group in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or the members of the Seller Group.
     4.30 Unclaimed Funds. Except as disclosed on Schedule 4.30, (i) the Company has no liabilities, at or as of the Closing Date, under the unclaimed funds or unclaimed property laws of the State of Indiana or any jurisdiction in which the Company transacts business (“Other Jurisdictions”), except liabilities reflected on the Interim Financial Statements, (ii) the Company has timely and properly reported and surrendered all unclaimed funds and unclaimed property to the State of Indiana and all Other Jurisdictions in accordance with the laws of the State of Indiana and the Other Jurisdictions, and (iii) the Company has complied with, is not in violation of or delinquent in any respect to, the unclaimed funds or unclaimed property laws of the State of Indiana and the Other Jurisdictions and have not paid, received notice of or otherwise been subjected to any civil or criminal penalties, including, without limitation, any fines, interest payments or other penalties, under such laws.
     4.31 Disclosure. The Seller Group hereby represents and warrants to the Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the disclosure schedules accompanying this Agreement and initialed by the parties. Neither the Seller Group nor the Company has intentionally withheld from the Purchaser any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Company’s business. Neither this Agreement (including the exhibits and schedules hereto), the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Purchaser by or on behalf of the Company in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or therein not misleading.
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Seller Group as follows:

     5.1 Existence and Good Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Texas.
     5.2 Power. The Purchaser has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.
     5.3 Validity and Enforceability. The Purchaser has the capacity to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Members, represent the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. No further action on the part of the Purchaser is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
     5.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Purchaser of its obligations hereunder or thereunder will (a) violate or conflict with the Purchaser’s Articles of Incorporation or any Law or Order or (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage commitment, contract, agreement, license or other instrument or oral understanding to which the Purchaser is a party.
     5.5 Consents. No consent, approval or authorization of any Person, including any Governmental Authority, is required in connection with the execution and delivery by the Purchaser of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
     5.6 Valid Issuance. The Shares of the Purchaser to be issued pursuant to the transactions contemplated herein will be duly authorized, validly issued, fully paid, non-assessable, free of any Liens and not subject to any preemptive rights or rights of first refusal created by statute or the Purchaser’s Articles of Incorporation or Bylaws or any agreement to which the Purchaser is a party or is bound.
     5.7 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Purchaser.
     5.8 Disclosure. The Purchaser hereby represents and warrants to the Seller Group that the statements contained in this Article V are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the disclosure schedules accompanying this Agreement and initialed by the parties. Purchaser has not intentionally withheld from the Seller Group any material facts relating to the business operations and financial condition, or prospects of the Purchaser’s business or Purchaser’s financial ability to close on the purchase herein contemplated. Neither this Agreement (including the exhibits and schedules hereto), the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Seller Group in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or therein not misleading.
ARTICLE VI INVESTMENT REPRESENTATIONS
     6.1 No Registration. The Members understand that the Shares which comprises a portion of the Purchase Price will not, when issued, be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws on the grounds that the issuance of the Shares is exempt from registration pursuant to Section 4(2) of the Securities Act and applicable state securities laws, and that the reliance of the Purchaser on such exemptions is predicated in part on the representations, warranties, covenants and acknowledgments of the Members set forth in this Section.
     6.2 Accredited Investors. The Members represent and warrant that the Members are “accredited investors” as defined under the Securities Act.
     6.3 Legend. The Members represent and warrant that the Shares to be acquired by the Members upon consummation of the transactions described in this Agreement will be acquired by the Members for the Members’ own accounts, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that the Members will not distribute any of the Shares in violation of the Securities Act. The certificates representing the Shares shall bear restrictive legends in substantially the following form:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAWS.
TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY A REGISTRATION RIGHTS AGREEMENT.”
In addition, the Shares shall bear any legend required by the securities or “Blue Sky” laws of any state where the Members reside as well as any other legend deemed appropriate by the Purchaser or its counsel.
     6.4 Rule 144. The Members (i) acknowledge that the Shares issued to the Members at the Closing must be held indefinitely by the Members unless subsequently registered under the Securities Act or an exemption from registration is available, (ii) are aware that any routine sales of Shares made pursuant to Rule 144 under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, and (iii) are aware that Rule 144 is not currently available for use by the Members for resale of any of the Shares to be acquired by the Members upon consummation of the transactions described in this Agreement.

     6.5 Knowledge and Experience. The Members represent and warrant to the Purchaser that the Members, either alone or together with the assistance of the Members’ professional advisors, have such knowledge and experience in financial and business matters such that the Members are capable of evaluating the merits and risks of the Members’ investment in any of the Shares to be acquired by the Members upon consummation of the transactions described in this Agreement.
     6.6 Access to Information. The Members confirm that the Members have had the opportunity to ask questions of and receive answers from the Purchaser concerning the terms and conditions of the Members’ investment in the Shares, and the Members have received to the satisfaction of the Members, such additional information, in addition to that set forth herein, about the Purchaser’s operations and the terms and conditions of the offering as the Members have requested.
     6.7 Transfers. In order to ensure compliance with the Securities Act, the Members agree that after the Closing the Members will not sell or otherwise transfer or dispose of Shares or any interest therein (unless such shares have been registered under the Securities Act) without first complying with either of the following conditions, the expenses and costs of satisfaction of which shall be fully borne and paid for by the Members:
(a)	the Purchaser shall have received a written legal opinion from the Members’ legal counsel, which opinion and counsel shall be satisfactory to the Purchaser in the exercise of its reasonable judgment, or a copy of a “no-action” or interpretive letter of the Securities and Exchange Commission (the “SEC”) specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder; or

(b)	the Purchaser shall have received an opinion from its own counsel to the effect that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder;
provided, however, that if the requested transfer is to be made pursuant to Rule 144 and Rule 144 actually permits such transfer, the Members shall not be required to prepare, provide or pay for the legal opinion required to make such transfer but instead, upon the receipt of all appropriate documentation necessary for the Purchaser’s counsel to prepare the requisite legal opinion, the Purchaser shall instruct its counsel to prepare such legal opinion and shall bear the cost of such counsel.
     The Members also agree that the certificates or instruments representing the Shares to be issued to the Members pursuant to this Agreement may contain a restrictive legend noting the restrictions on transfer described in this Section and required by federal and applicable state securities laws, and that appropriate “stop-transfer” instructions will be given to the Purchaser’s transfer agent, if any, provided that this Section 6.7 shall no longer be applicable to any Shares following its transfer pursuant to a registration statement effective under the Securities Act or in compliance with Rule 144 or if the opinion of counsel referred to above is to the further effect that transfer restrictions and the legend referred to herein are no longer required in order to establish compliance with any provisions of the Securities Act.

ARTICLE VII INDEMNIFICATION
     7.1 General Indemnification Obligation.
     (a) The Seller Group, jointly and severally, shall indemnify and hold halmless the Purchaser, the Company and their respective officers, directors, employees, agents, representatives and Affiliates from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements (collectively, the “Losses”) by any of the foregoing arising out of or otherwise in respect of (i) any inaccuracies in any representation or warranty, or any breach of any covenant or agreement, of the Seller Group contained in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement; (ii) any Indebtedness or Selling Expenses of the Company not fully paid on the Closing Date; (iii) any Taxes in respect of the period prior to Closing; and (iv) any and all complaints, actions, suits, proceedings, hearings or investigations of any Person or Governmental Authority arising out of, or relating to, the business, operations or actions of the Company and their respective predecessors, officers, directors, employees, agents and representatives on or prior to the Closing Date, including but not limited to any of the foregoing disclosed by the Seller Group on Schedule 4.9 hereto.
     (b) The Purchaser shall indemnify and hold harmless the Seller Group, and their respective beneficiaries, heirs, administrators, and representatives from and against any and all Losses by any of the foregoing arising out of or otherwise in respect of (i) any inaccuracies in any representation or warranty, or any breach of any covenant or agreement, of the Purchaser contained in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement; (ii) any Taxes in respect of the period after Closing; and (iii) any and all complaints, actions, suits, proceedings, hearings or investigations of any Person or Governmental Authority arising out of, or relating to, the business, operations or actions of the Company and their respective predecessors, officers, directors, employees, agents and representatives after the Closing Date.
     7.2 Notice and Opportunity to Defend.
     (a) Notice of Asserted Liability. As soon as is reasonably practicable after the Seller Group becomes, on the one hand, or the Purchaser becomes, on the other hand, aware of any claim that it or they has or have under Section 7.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of the Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice shall describe the Liability Claim in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.2(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, except and only to the extent that such delay or failure has prejudiced the Indemnifying Party.
     (b) Opportunity to Defend Third Party Claims. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice from the lndemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article VII for a third party Liability Claim, to assume and conduct the defense of such Liability Claim, in accordance with the limits set forth in this Agreement, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the lndemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (iii) the Liability Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (i) through (iii) are collectively referred to as the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 7.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 7.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (A) any of the Litigation Conditions cease to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (x) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (y) grants any injunctive or equitable relief, or (z) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party shall have the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.
     7.3 Survivability; Limitations.
     (a) The representations and warranties of the Seller Group and the Purchaser contained in this Agreement or in any Ancillary Agreement shall survive for a period ending on the eighteen (18) month anniversary of the Closing Date (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Liability Claim relating to a breach of or an inaccuracy in the representations and warranties set forth in Section 4.10 (Compliance with Laws), Section 4.13 (Employee Benefit Plans), Section 4.14 (Environmental) and Section 4.26 (Taxes) shall be the expiration of the applicable statute of limitations (taking into account any extensions, suspension or tolling under applicable Law); (ii) there will be no Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Section 4.1 (Existence and Good Standing), Section 4.2 (Power), Section 4.3 (Validity and Enforceability), Section 4.4 (Capitalization of the Company), and Section 4.7(a) (Title) (the representations and warranties set forth in clauses (i) and (ii) of this Section 7.3(a) are, collectively, the “Excluded Representations”)

and (iii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 7.2(a) on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Seller Group and the Purchaser contained in this Agreement shall survive after the Closing Date in accordance with their terms for an indefinite period.
     (b) Subject to the limitations set forth in this Section 7.3, the Purchaser may set off any Liability Claim it may have against the Seller Group against any amounts that may be payable by the Purchaser to the Seller Group, including any amounts to be paid to the Seller Group pursuant to the terms of this Agreement or any Ancillary Agreement.
     (c) Notwithstanding anything to the contrary contained in this Article VII or elsewhere in this Agreement, the Seller Group shall not have any liability as a result of any inaccuracy in any representation or warranty in this Agreement (i) unless and until the aggregate amount of all such Losses sustained by the Purchaser exceeds One Hundred Thousand and No/100 Dollars ($100,000) (the “Deductible”), in which case, the Seller Group shall be liable for all such Losses without regard to the Deductible or (ii) in excess of Six Million Dollars ($6,000,000.00) (the “Cap”), provided, however, that the Deductible and the Cap shall not apply with respect to fraud or intentional misrepresentation, or with respect to the matters set forth in Section 7.1(a)(ii) and (a)(iii)above.
ARTICLE VIII CONFIDENTIALITY; PUBLIC DISCLOSURE
     8.1 Confidentiality.
     (a) From and after the Closing, without the prior written consent of the Purchaser, the Seller Group shall not, except on behalf of the Purchaser, directly or indirectly, use any of the Purchaser’s Confidential Information (as defined below) for the Seller Group’s own purposes or for the benefit of any other person, firm, corporation, partnership or other entity or disclose any of Purchaser’s Confidential lnformation to any person, firm, corporation, partnership or other entity. As used herein, the term “Purchaser’s Confidential Information” means (i) all of the Purchaser’s confidential business information, trade secrets (as defined under applicable statute or common law), innovations and inventions, expertise and know-how, customer information, pricing information, vendor information, intellectual property and other non-public information concerning the Purchaser’s Business (as defined below) and (ii) except as set forth below, any and all information relating to the terms of the transactions contemplated by this Agreement. As used herein, the term “Purchaser’s Business” means the business of the Purchaser as conducted on and prior to the date hereof, as well as the business that the Purchaser is acquiring pursuant hereto. “Purchaser’s Confidential Information” does not include information which: (i) is in or enters the public domain or is or becomes generally known in the industry without breach of the confidentiality obligations in this Agreement; or (ii) is received by the Seller Group from a third party without any breach of any obligation of confidentiality in respect of such information provided that the receipt of such information is not subject to any obligations of confidentiality. Notwithstanding the foregoing, the Seller Group may disclose Purchaser’s Confidential Information in the following circumstances: (A) disclosure to third parties to the extent that the Purchaser’s Confidential Information is required to be disclosed pursuant to a court order or as otherwise required by law, provided that the Seller Group promptly notifies the Purchaser as early as practicable upon learning of such requirement; and (B)

disclosure to legal counsel for the Seller Group, accountants or professional advisors to the extent necessary for them to advise upon the interpretation or enforcement of this Agreement.
     (b) Prior to the Closing, the Purchaser and the Seller Group will be bound by the Nondisclosure Agreement entered into between the Purchaser, the Company and the Seller Group and all obligations of and duties to the Company set forth in such agreement shall be deemed to be obligations of and duties to both the Company and the Seller Group.
     8.2 Press Releases. Each party hereto agrees that, except as otherwise set forth in Section 8.3, unless approved by the other party in advance, which consent shall not be unreasonably withheld, such party will not make any public announcement, issue any press release or other publicity or, except as contemplated in this Agreement, confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each party hereto reserves the right to make any disclosure if such party, in its reasonable discretion, deems such disclosure required by law. In that event, such party shall use reasonable efforts to provide to the other party the text of such disclosure sufficiently in advance to enable the other party to have a reasonable opportunity to comment thereon.
     8.3 Securities Filings. The Purchaser may make a public release from time to time of all material information related to the terms of the transactions currently contemplated by this Agreement as required by federal and state securities laws. The Purchaser shall provide the Members with public disclosures and securities filings in connection with new disclosure of information related to the terms of the transactions contemplated by this Agreement, including but not limited to the relevant portions of Form 8-K, Form 10-Q and Form 10-K filings. The Members acknowledge that the purpose of the notice pursuant to this Section 8.3 is not for them to comment on such disclosures and filings but rather to provide some minimal notice to the Members prior to the public release of such information.
ARTICLE IX COVENANTS RELATING TO CONDUCT OF BUSINESS
     During the period from the date of this Agreement and continuing until the Closing, the Seller Group agrees (except as expressly contemplated by this Agreement or to the extent that the Purchaser shall otherwise consent in writing) that:
     9.1 Ordinary Course. They shall carry on the business of the Company in the Ordinary Course of Business and to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby, provided, further, without limitation of the foregoing, that they shall not:
     (a) issue or sell, or contract to issue or sell, any equity in the Company or any securities convertible into or exchangeable for equity of the Company or securities, warrants, options or rights to purchase any of the foregoing;
     (b) purchase or redeem any membership interests of the Company;

     (c) other than distributions to the Members necessary to distribute cash to pay the Tax obligations of the Members prior to Closing arising from the net income earned by the Company prior to Closing, declare or pay any dividends or agree to make any other distribution with respect to any membership interests of the Company to the extent that the Company’s Closing Balance falls below the Closing Balance Target;
     (d) amend the Company’s Articles of Organization or operating agreement;
     (e) increase the compensation paid to any officer, director or employee of the Company, other than in the Ordinary Course of Business;
     (f) deplete the Company’s working capital or fail to pay any obligation in a timely manner (except obligations disputed in good faith),
     (g) borrow any amount or incur or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business; and (iii) borrowings under lines of credit existing on such date;
     (h) waive any rights of value or suffer any losses in the Ordinary Course of Business:
     (i) take any other action or enter into any other transaction (including any transactions with employees, Affiliates, members or their respective Family Affiliates) other than in the Ordinary Course of Business or the transactions contemplated by this Agreement and the Ancillary Agreements;
     (j) (i) make or grant any increase in any Employee Plan, or amend or terminate any existing Employee Plan, or adopt any new Employee Plan or (ii) make any commitment or incur any liability to any labor organization;
     (k) make any capital expenditures or commitments therefore in excess of $10,000.00;
     (1) make any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;
     (m) make any write-off or write-down of or make any determination to write-off or write-down any of its assets and properties;
     (n) make any change in its general pricing practices or policies or any change in its credit or allowance practices or policies, including, but not limited to, accelerating the collection of accounts receivable or other obligations owed to the Company in the Ordinary Course of Business.
     (0) enter into any amendment, modification, termination (partial or complete) or grant any waiver under or give any consent with respect to any Contract that is required to be disclosed in the schedules to this Agreement; or

     (p) commence or terminate any line of business.
     9.2 No Other Bids. In consideration of the substantial expenditure of time, effort and expense to be undertaken by the Purchaser in connection with its due diligence review and the consummation of the transactions contemplated hereby, the Seller Group represents and warrants that upon the execution hereof and until the Closing Date, unless this Agreement is terminated pursuant to Article XI herein, they will not, and will not permit the Company or its representatives, officers, directors, members or employees to initiate, negotiate or discuss with any other person or entity (other than the other party hereto) the sale and purchase of the Company, or a substantial interest therein, whether by purchase of assets or membership interests, merger or other transaction
ARTICLE X CONDITIONS PRECEDENT
     10.1 Conditions to Each Party’s Obligation. The respective obligation of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:
     (a) Approval. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.
     (b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.
     10.2 Conditions of Obligations of the Purchaser. In addition to the conditions set forth in Section 10.1 the obligations of the Purchaser to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by the Purchaser:
     (a) Representations and Warranties. The representations and warranties of the Seller Group set forth in this Agreement, when read together with the Schedules, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Purchaser shall have received a certificate signed by the Seller Group to such effect.
     (b) Performance of Obligations of the Seller Group. The Members shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and the Purchaser shall have received a certificate signed by the Seller Group to such effect.
     (c) No Material Adverse Change. There shall have been no Material Adverse Change.
     (d) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained in a form acceptable to the Purchaser in its sole but reasonably exercised discretion, including the consents of the parties to the Contracts to the assignment of such Contracts to the Purchaser.

     11.3 No Assignment. The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of the other parties to this Agreement. Notwithstanding the previous sentence, the Purchaser may, without the consent of the Seller Group, assign its rights under this Agreement to any lender of the Purchaser or to any Affiliate of the Purchaser.
     11.4 Headings. The headings contained in this Agreement are included for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
     11.5 Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
     11.6 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa.
     11.7 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance shall, to any extent, be adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.
     11.8 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:
If to the Seller Group:
Michael P. Fischer
11500 Blankenbaker Access Dr.
Suite 103
Louisville, KY 40299
Facsimile No.: 502-479-3657

M. Scott Diamond
11500 Blankenbaker Access Dr.
Suite 103
Louisville, KY 40299
Facsimile No.: 502-479-3657
The Michael P. Fischer
Irrevocable Delaware Trust
1 1500 Blankenbaker Access Dr.
Suite 103
Louisville, KY 40299
Facsimile No.: 502-479-3657
The M. Scott Diamond
Irrevocable Delaware Trust
11500 Blankenbaker Access Dr.
Suite 103
Louisville, KY 40299
Facsimile No.: 502-479-3657
with a copy to:
Kruger, Schwartz & Morreau
Two Paragon Centre, Suite 220
6040 Dutchmans Lane
Louisville, Kentucky 40205
Attn: Rand E. Kruger, Esq.
Facsimile No.: (502) 485-9220
If to the Purchaser:
Brookside Technology Holdings Corp.
7703 N. Lamar Boulevard
Suite 500
Austin, Texas 78752
Attn: Michael Nole, Chief Executive Officer
Facsimile: (813) 854-1045
with a copy to:
Shumaker, Loop & Kendrick, LLP
Suite 2800
101 East Kennedy Boulevard
Tampa, Florida 33602
Attention: Julio C. Esquivel, Esq.
Facsimile No.: (813) 229-1660

Any party may change its address or facsimile number for the purposes of this Section 11.8 by giving notice as provided in this Agreement.
     11.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kentucky without regard to principles of conflicts of law.
     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.11 Attorneys’ Fees. In the event of any action or proceeding arising out of or relating to this Agreement or the breach, termination, validity, interpretation, or enforcement of this Agreement, the prevailing party shall be entitled to recover all costs and reasonable attorneys’ fees incurred, including, without limitation, costs and attorneys’ fees incurred in any investigations, trials, bankruptcy or insolvency proceedings, and appeals.
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     IN WITNESS WHEREOF, the parties have executed or have caused this Agreement to be executed as of the day and year first written above.

“COMPANY”	“PURCHASER

US VOICE AND DATA, LLC	BROOKSIDE TECHNOLOGY HOLDINGS CORP.

By:	By:	/s/ MICHAEL NOLE
Name:		Name:	MICHAEL NOLE
Title:		Title:	CEO

“SELLER GROUP”

MICHAEL P. FISCHER

M. SCOTT DIAMOND

THE MICHAEL P. FISCHER
IRREVOCABLE DELAWARE TRUST

By:
Name:
Title:

THE M. SCOTT DIAMOND
IRREVOCABLE DELAWARE TRUST

By:
Name:
Title:

     IN WITNESS WHEREOF, the parties have executed or have caused this Agreement to be executed as of the day and year first written above.

“COMPANY”			“PURCHASER

US VOICE AND DATA, LLC			BROOKSIDE TECHNOLOGY HOLDINGS CORP.

By:	/s/ MICHAEL FISCHER		By:
	Name:	MICHAEL FISCHER		Name:
	Title:	Manager		Title:

“SELLER GROUP”

/s/ MICHAEL P. FISCHER
MICHAEL P. FISCHER

/s/ M. SCOTT DIAMOND
M. SCOTT DIAMOND

THE MICHAEL P. FISCHER
IRREVOCABLE DELAWARE TRUST

			By:	/s/ JAMES W. TRAVER
				Name:	JAMES W. TRAVER
				Title:	Special Purpose Officer, NAT City Trust Co. of Delaware

THE M. SCOTT DIAMOND
IRREVOCABLE DELAWARE TRUST

			By:	/s/ JAMES W. TRAVER
				Name:	JAMES W. TRAVER
				Title:	Special Purpose Officer, NAT City Trust Co. of Delaware